Exhibit 99.2

[Horace Mann Educators Corporation logo]

Contact information:

Ryan Greenier, Vice President, Investor Relations

217-788-5738

HORACE MANN REPORTS SECOND QUARTER 2016

NET INCOME PER SHARE OF $0.29; OPERATING EPS OF $0.25

•	Catastrophe losses impacted second quarter income by $0.43 per diluted share
•	Auto sales increased 10% for the quarter
•	Life sales continue to grow at a double digit pace
•	Book value per share excluding the fair value adjustment for investments of $27.10, up 3% compared to a year ago

SPRINGFIELD, Ill., July 27, 2016 -- Horace Mann Educators Corporation (NYSE:HMN) today reported financial results for the three and six months ended June 30, 2016:

Horace Mann Financial Highlights
	Three months ended June 30,			Six months ended June 30,
($ in millions, except per share amounts)	2016	2015	Change	2016	2015	Change
Total revenues	$283.5	$268.5	5.6%	$554.8	$538.6	3.0%
Net income	11.8	16.2	-27.2%	37.0	50.5	-26.7%
Net income per diluted share	0.29	0.38	-23.7%	0.89	1.19	-25.2%
Operating income*	10.3	15.4	-33.1%	35.9	45.7	-21.4%
Operating income per diluted share*	0.25	0.36	-30.6%	0.87	1.08	-19.4%
Book value per share				35.31	31.73	11.3%
Book value per share excluding the fair value adjustment for investments*				27.10	26.30	3.0%
Property and Casualty segment net income (loss)	(4.5)	3.3	N.M.	9.3	20.9	-55.5%
Property and Casualty combined ratio	111.6%	103.7%	7.9 pts	102.8%	97.0%	5.8 pts
Property and Casualty underlying combined ratio*	94.9%	91.4%	3.5 pts	90.9%	88.7%	2.2 pts
Annuity segment net income	$ 13.0	$ 11.8	10.2%	$ 23.6	$ 24.3	-2.9%
Life segment net income	4.6	3.6	27.8%	8.5	7.0	21.4%

* These measures are not based on accounting principles generally accepted in the United States (“non-GAAP”). They are reconciled to the most directly comparable GAAP measures in the supplemental numerical pages of this document. An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the company’s reports filed with the SEC.

N.M. - Not meaningful.

“Horace Mann’s second quarter operating income was $0.25 per diluted share. Property and casualty results in the quarter were impacted by increases in catastrophe losses, as well as elevated auto loss frequencies, somewhat offset by continued strong underlying property results. Auto policies in force continue to exceed the prior year as a result of strong sales and retention. Annuity results reflected the continued impact of the low interest rate environment, partially offset by higher investment income including an increase in investment prepayments. Annuity sales remain solid but were lower than a year ago, primarily reflecting a decrease in single premium and rollover deposits. Life segment net income reflected lower mortality costs in the current quarter, and sales were strong and again benefited from our new Indexed Universal Life product,” said Horace Mann’s President and CEO Marita Zuraitis.

“Reflecting results through the first six months, which included the impact of a higher than anticipated level of weather-related catastrophe and non-catastrophe losses in our property and casualty segment, we are revising our estimate of full-year 2016 operating income to between $1.80 and $2.00 per share,” stated Zuraitis. “Catastrophe losses for the last six months of 2016 are estimated to be similar to our historical averages.”

Property and Casualty Segment

For the second quarter of 2016, property and casualty recorded a net loss of $4.5 million compared to net income of $3.3 million for the same period in the prior year. The total property and casualty combined ratio of 111.6% increased 7.9 points compared to a year earlier. Catastrophe losses of $27.3 million pretax were $6.0 million higher than the second quarter of 2015, representing 3.2 points of the combined ratio increase. Prior years’ reserves continue to develop favorably; however, the favorable development in the current quarter was $1.6 million pretax lower than the amount a year ago, representing 1.2 points of the combined ratio increase. On an underlying basis, the auto loss ratio of 80.4% increased 6.6 points compared to a year earlier, primarily as a result of higher loss frequency. The current quarter auto loss ratio also included approximately 4 points due to unfavorable development of first quarter 2016 losses. For property, the underlying loss ratio was 41.9% for the current quarter, which was 4.5 points lower than the prior year, primarily reflecting the impacts of initiatives to improve profitability, as well as lower reinsurance costs. The total property and casualty expense ratio increased modestly compared to the second quarter of 2015, as anticipated.

For the first half of 2016, property and casualty net income of $9.3 million decreased $11.6 million compared to the prior year. The current period total property and casualty combined ratio of 102.8% increased 5.8 points compared to a year ago, including an underlying loss ratio that increased 1.0 point compared to the prior year and a slightly higher expense ratio. Catastrophe losses were $8.2 million higher than the first half of 2015; favorable prior years’ reserve development was $3.6 million less than the prior year amount. On an underlying basis, the six month auto loss ratio of 75.8% increased 4.0 points compared to a year earlier. For property, the underlying loss ratio was 38.9% for the current year, 5.4 points lower than the first half of 2015 for reasons similar to the second quarter comparison above.

Compared to the first half of 2015, the property and casualty expense ratio of 27.3% increased 1.2 points, primarily due to a reduction in incentive compensation accruals recorded in the first quarter of 2015. The majority of that 2015 cost reduction benefited the property and casualty segment, increasing that segment’s net income by approximately $2 million and decreasing the combined ratio by approximately 1 percentage point for the six months ended June 30, 2015.

Total property and casualty written premiums of $159.8 million and $306.5 million for the three and six months ended June 30, 2016, respectively, each increased 5% compared to the prior year. The growth was driven primarily by increases in average premium per policy for both auto and property, accompanied by an increase in auto policies in force and reductions in catastrophe reinsurance costs.

Total property and casualty sales increased 8% and 10% compared to the three and six months ended June 30, 2015, respectively. Auto sales increased approximately 10% compared to the prior year periods, while property sales increased 2% for the current quarter and 5% for the six months. Policy retention continues to be strong with auto and property policy retention rates for the current period at 84% and 88%, respectively.

Annuity Segment

For the second quarter of 2016, annuity segment net income of $13.0 million increased $1.2 million compared to the prior year period. For the first half of 2016, annuity segment net income decreased $0.7 million, partially due to a $3.1 million pretax increase in operating expenses including costs related to the company’s continued modernization of technology and infrastructure. In the current year, both periods reflected an increase in the net interest margin. And, in the current year, the impact of unlocking deferred policy acquisition costs decreased pretax income by $0.4 million and $0.7 million compared to the three and six months ended June 30, 2015, respectively.

The six month 2016 annualized net interest spread on fixed annuity assets was 185 basis points. This measure declined 5 basis points from a year ago, which reflected the continued low interest rate environment. Total annuity assets under management of $6.1 billion increased 3% compared to June 30, 2015, and total cash value persistency remained strong at approximately 95%.

For the three and six months ended June 30, 2016, annuity deposits of $124.7 million and $237.3 million decreased 11% and 16%, respectively, compared to the prior year periods. In 2015, changes in the company’s employee retirement savings plans resulted in non-recurring deposits received in the first half of 2015. Excluding that item, the remaining current period decrease was primarily due to a decrease in the amount of other single premium and rollover deposits received in 2016.

Horace Mann’s total annuity sales decreased 11% and 13% compared to the three and six months ended June 30, 2015, respectively, reflecting reductions in single premium and rollover deposits, primarily related to the company’s employee retirement savings plans, as well as a modest decrease in recurring deposit business for the six months.

Life Segment

Life segment net income of $4.6 million and $8.5 million for the current three and six months, respectively, increased $1.0 million and $1.5 million compared to the respective periods in 2015, primarily attributable to a decrease in mortality losses in 2016, compared to the prior year periods.

In 2016, life segment insurance premiums and contract deposits of $27.3 million for the current quarter and $51.2 million for the six months increased 5% and 4% compared to the respective periods in 2015. Life sales of $4.1 million increased $1.2 million compared to the second quarter of 2015, including an increase of $0.8 million for single premium sales, which included the company’s new Indexed Universal Life product. Similarly, the year to date sales of $7.1 million increased $2.3 million with $1.7 million of the increase attributable to single premium sales. Life persistency of 96% was comparable to 12 months earlier.

Investment Results

Total net investment income increased 8% and 5% compared to the three and six months ended June 30, 2015, respectively. While asset balances in the annuity segment continued to grow, overall investment results reflected the impact of the current low interest rate environment, partially offset by an increase in investment prepayments in the current period. Pretax net realized investment gains were $3.1 million and $2.9 million for the three and six months ended June 30, 2016, respectively. In the second quarter of 2016, $3.5 million of impairment charges were recorded primarily on equity securities and energy sector fixed maturity securities.

Horace Mann’s net unrealized investment gains on fixed maturity and equity securities were $584.1 million at June 30, 2016, compared to net unrealized gains of $432.9 million at March 31, 2016 and $309.8 million at December 31, 2015. Net unrealized gains were $397.3 million at June 30, 2015.

Capital Management

During the second quarter of 2016, the company repurchased 227,133 shares of its common stock at an aggregate cost of $7.1 million, under its share repurchase program. As of June 30, 2016, the company had a remaining authorization of $29.5 million.

Webcast Conference Call

Horace Mann’s senior management will discuss the company’s second quarter financial results with investors and analysts on July 28, 2016 at 9:00 a.m. Eastern Time. The conference call will be webcast live on the Internet at investors.horacemann.com and archived later in the day for replay.

Horace Mann -- the largest national multiline insurance company focusing on educators’ financial needs -- provides auto, homeowners and life insurance, retirement products and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2016 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements. The information contained in this press release includes financial measures which are based on methodologies other than United States generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the supplemental numerical pages of this release and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.

# # #

HORACE MANN EDUCATORS CORPORATION

Financial Highlights (Unaudited)

(Dollars in Millions, Except Per Share Data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015	% Change	2016	2015	% Change
EARNINGS SUMMARY

Net income	$11.8	$16.2	-27.2%	$37.0	$50.5	-26.7%
Net realized investment gains, after tax (see below)	1.5	0.8	87.5%	1.1	4.8	-77.1%
Operating income (A)	10.3	15.4	-33.1%	35.9	45.7	-21.4%

Per diluted share:
Net income	$0.29	$0.38	-23.7%	$0.89	$1.19	-25.2%
Net realized investment gains, after tax (see below)	$0.04	$0.02	100.0%	$0.02	$0.11	-81.8%
Operating income (A)	$0.25	$0.36	-30.6%	$0.87	$1.08	-19.4%

Weighted average number of shares
and equivalent shares (in millions) - Diluted	41.3	42.4	-2.6%	41.4	42.4	-2.4%

RETURN ON EQUITY

Net income return on equity (B)				6.0%	8.0%	N.M.
Operating income return on equity excluding the fair value
adjustment for investments (A) (C)				6.9%	9.3%	N.M.

FINANCIAL POSITION

Per share (D):
Book value				$35.31	$31.73	11.3%
Effect of the fair value adjustment for investments (E)				$8.21	$5.43	51.2%
Book value excluding the fair value adjustment for investments (A)				$27.10	$26.30	3.0%

Dividends paid	$0.265	$0.250	6.0%	$0.530	$0.500	6.0%

Ending number of shares outstanding (in millions) (D)				40.1	41.2	-2.7%

Total assets				$10,466.3	$9,969.5	5.0%
Short-term debt				-	113.0	-100.0%
Long-term debt, current and noncurrent				247.1	125.0	97.7%
Total shareholders' equity				1,417.3	1,306.7	8.5%

ADDITIONAL INFORMATION

Total Horace Mann Exclusive Agencies (F) & Employee Agents (G)				683	703	-2.8%

Net realized investment gains
Before tax	$3.1	$1.4	121.4%	$2.9	$7.5	-61.3%
After tax	1.5	0.8	87.5%	1.1	4.8	-77.1%
Per share, diluted	$0.04	$0.02	100.0%	$0.02	$0.11	-81.8%

N.M. - Not meaningful.

(A)	These measures are not based on accounting principles generally accepted in the United States ("non-GAAP"). An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the Company's reports filed with the SEC.
(B)	Based on trailing 12-month net income and average quarter-end shareholders' equity.
(C)	Based on trailing 12-month operating income and average quarter-end shareholders' equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and the applicable deferred taxes.
(D)	Ending shares outstanding were 40,138,427 at June 30, 2016 and 41,178,532 at June 30, 2015.
(E)	Net of the related impact on deferred policy acquisition costs and the applicable deferred taxes.
(F)	Local Horace Mann agencies created and owned by independent contractors who have signed Exclusive Agent agreements with the Company ("Exclusive Agents"). Those agreements state that only the Company's products and limited additional third-party vendor products authorized by the Company will be marketed by the agencies. An independent contractor may sign multiple Exclusive Agent agreements with the Company and manage more than one Exclusive Agency.
(G)	Agents who have employee status with the Company and by contract market only the Company's products and limited additional third-party vendor products authorized by the Company.

HORACE MANN EDUCATORS CORPORATION

Statements of Operations and Supplemental Consolidated Data (Unaudited)

(Dollars in Millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015	% Change	2016	2015	% Change
STATEMENTS OF OPERATIONS

Insurance premiums and contract charges earned	$188.3	$182.4	3.2%	$373.8	$362.1	3.2%
Net investment income	91.1	84.0	8.5%	175.8	167.3	5.1%
Net realized investment gains	3.1	1.4	121.4%	2.9	7.5	-61.3%
Other income	1.0	0.7	42.9%	2.3	1.7	35.3%

Total revenues	283.5	268.5	5.6%	554.8	538.6	3.0%

Benefits, claims and settlement expenses	148.4	133.0	11.6%	267.9	247.0	8.5%
Interest credited	47.6	45.4	4.8%	94.3	89.9	4.9%
Policy acquisition expenses amortized	24.5	24.0	2.1%	48.6	47.7	1.9%
Operating expenses	43.3	40.0	8.2%	86.1	75.9	13.4%
Interest expense	3.0	3.4	-11.8%	5.9	7.0	-15.7%

Total benefits, losses and expenses	266.8	245.8	8.5%	502.8	467.5	7.6%

Income before income taxes	16.7	22.7	-26.4%	52.0	71.1	-26.9%
Income tax expense	4.9	6.5	-24.6%	15.0	20.6	-27.2%

Net income	$11.8	$16.2	-27.2%	$37.0	$50.5	-26.7%

PREMIUMS WRITTEN AND CONTRACT DEPOSITS

Property & Casualty	$159.8	$152.5	4.8%	$306.5	$293.0	4.6%

Annuity deposits	124.7	140.9	-11.5%	237.3	282.9	-16.1%

Life	27.3	26.0	5.0%	51.2	49.2	4.1%

Total	$311.8	$319.4	-2.4%	$595.0	$625.1	-4.8%

SEGMENT NET INCOME (LOSS)

Property & Casualty	$(4.5)	$3.3	N.M.	$9.3	$20.9	-55.5%

Annuity	13.0	11.8	10.2%	23.6	24.3	-2.9%

Life	4.6	3.6	27.8%	8.5	7.0	21.4%

Corporate and other (A)	(1.3)	(2.5)	-48.0%	(4.4)	(1.7)	158.8%

Net income	$11.8	$16.2	-27.2%	$37.0	$50.5	-26.7%

N.M. - Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 4.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015	% Change	2016	2015	% Change
PROPERTY & CASUALTY

Premiums written	$159.8	$152.5	4.8%	$306.5	$293.0	4.6%
Premiums earned	153.7	147.7	4.1%	305.8	294.4	3.9%
Net investment income	10.2	9.0	13.3%	19.0	18.4	3.3%
Other income	-	-	-	0.4	0.2	100.0%
Losses and loss adjustment expenses (LAE)	129.8	113.5	14.4%	231.0	208.7	10.7%
Operating expenses (includes policy
acquisition expenses amortized)	41.7	39.5	5.6%	83.3	76.9	8.3%
Income (loss) before tax	(7.6)	3.7	N.M.	10.9	27.4	-60.2%
Net income (loss)	(4.5)	3.3	N.M.	9.3	20.9	-55.5%

Net investment income, after tax	8.1	7.5	8.0%	15.3	15.4	-0.6%

Catastrophe costs (A)
After tax	17.7	13.8	28.3%	26.0	20.6	26.2%
Before tax	27.3	21.3	28.2%	40.0	31.8	25.8%

Prior years' reserves favorable (adverse)
development, before tax
Automobile	-	0.5	-100.0%	-	2.7	-100.0%
Property	1.6	1.5	6.7%	3.6	3.3	9.1%
Other liability	-	1.2	-100.0%	-	1.2	-100.0%

Total	1.6	3.2	-50.0%	3.6	7.2	-50.0%

Operating statistics:
Loss and loss adjustment expense ratio	84.4%	76.9%	N.M.	75.5%	70.9%	N.M.
Expense ratio	27.2%	26.8%	N.M.	27.3%	26.1%	N.M.
Combined ratio	111.6%	103.7%	N.M.	102.8%	97.0%	N.M.

Effect on the combined ratio of:
Catastrophe costs (A)	17.7%	14.5%	N.M.	13.1%	10.7%	N.M.
Prior years' reserve development	-1.0%	-2.2%	N.M.	-1.2%	-2.4%	N.M.

Combined ratio excluding the effects of catastrophe
costs and prior years' reserve development
("underlying combined ratio") (B)	94.9%	91.4%	N.M.	90.9%	88.7%	N.M.

Policies in force (voluntary) (in thousands)				709	709	-
Automobile				487	483	0.8%
Property				222	226	-1.8%

Policy renewal rate (voluntary) - 12 months
Automobile				84.0%	84.9%	N.M.
Property				88.4%	87.6%	N.M.

N.M. - Not meaningful.

(A)	Includes allocated loss adjustment expenses and, when applicable, catastrophe reinsurance reinstatement premiums. For the periods presented, there were no reinsurance reinstatement premiums.
(B)	This measure is not based on accounting principles generally accepted in the United States ("non-GAAP"). See footnote (A) on page 1 of these supplemental numerical pages.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015	% Change	2016	2015	% Change
ANNUITY

Contract deposits	$124.7	$140.9	-11.5%	$237.3	$282.9	-16.1%
Variable	42.0	48.2	-12.9%	79.9	95.3	-16.2%
Fixed	82.7	92.7	-10.8%	157.4	187.6	-16.1%
Contract charges earned	6.1	6.5	-6.2%	12.2	12.7	-3.9%
Net investment income	62.6	57.2	9.4%	120.7	113.6	6.3%
Interest credited	36.4	34.4	5.8%	72.0	67.9	6.0%
Net interest margin (without realized investment gains/losses)	26.2	22.8	14.9%	48.7	45.7	6.6%
Other income	0.7	0.5	40.0%	1.5	1.1	36.4%
Mortality loss and other reserve changes	(0.8)	(0.6)	33.3%	(1.7)	(0.9)	88.9%
Operating expenses (includes policy
acquisition expenses amortized)	13.7	12.2	12.3%	27.2	23.3	16.7%
Income before tax	18.5	17.0	8.8%	33.5	35.3	-5.1%
Net income	13.0	11.8	10.2%	23.6	24.3	-2.9%

Pretax income increase (decrease) due to
evaluation of:
Deferred policy acquisition costs	$(0.5)	$(0.1)	N.M.	$(0.7)	$-	N.M.
Guaranteed minimum death benefit reserve	-	-	-	-	-	-

Annuity contracts in force (in thousands)				214	206	3.9%
Accumulated account value on deposit / Assets under management				$6,106.7	$5,951.5	2.6%
Variable				1,768.6	1,905.3	-7.2%
Fixed				4,338.1	4,046.2	7.2%
Annuity accumulated value retention - 12 months
Variable accumulations				94.6%	94.0%	N.M.
Fixed accumulations				94.8%	94.7%	N.M.

LIFE

Premiums and contract deposits	$27.3	$26.0	5.0%	$51.2	$49.2	4.1%
Premiums and contract charges earned	28.5	28.2	1.1%	55.8	55.0	1.5%
Net investment income	18.5	18.0	2.8%	36.5	35.7	2.2%
Other income	0.2	0.2	-	0.3	0.4	-25.0%
Death benefits/mortality cost/change in reserves	17.8	18.9	-5.8%	35.2	37.4	-5.9%
Interest credited	11.2	11.0	1.8%	22.3	22.0	1.4%
Operating expenses (includes policy
acquisition expenses amortized)	11.0	10.9	0.9%	21.9	20.8	5.3%
Income before tax	7.2	5.6	28.6%	13.2	10.9	21.1%
Net income	4.6	3.6	27.8%	8.5	7.0	21.4%

Pretax income increase (decrease) due to
evaluation of:
Deferred policy acquisition costs	$0.1	$-	N.M.	$0.2	$0.1	100.0%

Life policies in force (in thousands)				201	200	0.5%
Life insurance in force				$16,828	$16,148	4.2%
Lapse ratio - 12 months
(Ordinary life insurance)				4.1%	4.1%	N.M.

CORPORATE AND OTHER (A)

Components of income (loss) before tax:
Net realized investment gains	$3.1	$1.4	121.4%	$2.9	$7.5	-61.3%
Interest expense	(3.0)	(3.4)	-11.8%	(5.9)	(7.0)	-15.7%

Other operating expenses, net investment income
and other income	(1.5)	(1.6)	-6.3%	(2.6)	(3.0)	-13.3%
Loss before tax	(1.4)	(3.6)	-61.1%	(5.6)	(2.5)	124.0%
Net loss	(1.3)	(2.5)	-48.0%	(4.4)	(1.7)	158.8%

N.M. - Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015	% Change	2016	2015	% Change
INVESTMENTS

Annuity and Life
Fixed maturities, at fair value (amortized
cost 2016, $6,154.8; 2015, $5,726.5)				$6,669.1	$6,085.5	9.6%
Equity securities, at fair value
(cost 2016, $49.3; 2015, $35.3)				51.3	33.3	54.1%
Short-term investments				128.9	69.3	86.0%
Policy loans				149.8	146.9	2.0%
Other investments				121.5	82.8	46.7%
Total Annuity and Life investments				7,120.6	6,417.8	11.0%

Property & Casualty
Fixed maturities, at fair value (amortized
cost 2016, $755.4; 2015, $778.5)				812.6	811.6	0.1%
Equity securities, at fair value
(cost 2016, $61.3; 2015, $58.8)				71.9	66.0	8.9%
Short-term investments				6.8	12.2	-44.3%
Other investments				41.4	41.2	0.5%
Total Property & Casualty investments				932.7	931.0	0.2%

Corporate investments				17.7	36.3	-51.2%

Total investments				8,071.0	7,385.1	9.3%

Net investment income
Before tax	$91.1	$84.0	8.5%	$175.8	$167.3	5.1%
After tax	60.8	56.3	8.0%	117.3	112.2	4.5%

N.M. - Not meaningful.